EXHIBIT 99.1

PRESS RELEASE

Dick’s Sporting Goods Announces Completion of Review of Accounting for Leases and Construction Allowances

PITTSBURGH, Pa., March 31, 2005 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that it has completed the review of its accounting for leases and tenant or construction allowances.

Earnings per share, excluding the prior years cumulative effect of $0.04 per share, is unchanged from the $0.79 and $1.30 for the quarter and year ended January 29, 2005, respectively that was previously reported on March 7, 2005; however, the Company has concluded that its lease accounting policy and accounting treatment of construction allowances was not consistent with generally accepted accounting standards. As a result, the Company is restating the previously issued consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and all years presented therein, and intends to restate the Form 10-Q’s filed for the first three quarters of fiscal 2004. The effect of the restatement will be to increase earnings reported in the most recent period ended January 29, 2005 due to restating prior years rather than including the prior year’s effect in the current reporting period.

The Company concluded that its lease accounting policy was not consistent with accounting standards, and has corrected this policy such that the commencement date of the lease term will be the earlier of the date rent payments begin, the date the Company takes possession of the property for the initial setup of fixtures and merchandise or, in certain circumstances, the date the Company takes possession of the leased space for construction purposes. In those circumstances where the commencement date of the lease term begins when the Company takes possession of the leased space for construction purposes, the rent expense from that commencement date through the earlier of the date rent payments begin or the date the Company takes possession of the property for the initial setup of fixtures and merchandise is capitalized with a corresponding increase in long-term deferred liabilities.

In addition, the Company had historically accounted for construction allowances as reductions of the related leasehold improvement asset on the Consolidated Balance Sheets and capital expenditures in investing activities on the Consolidated Statements of Cash Flows. The Company determined that the appropriate interpretation of Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” required these allowances to be recorded as deferred liabilities on the Consolidated Balance Sheets and as a component of operating activities on the Consolidated Statements of Cash Flows.

As previously reported in the Company’s press release dated March 7, 2005, the fourth quarter ended January 29, 2005 included an after tax cumulative charge of $2.6 million, or $0.05 per share of which $471,000, or $0.01 per share related to fiscal 2004. Due to our decision to restate previously issued consolidated financial statements, only the current year income statement effect will be recorded in 2004 and the effect remains $0.01 as previously reported. Our earnings per share for the quarter and year ended January 29, 2005 have each increased by $0.04, and are now $0.79 and $1.30, respectively. There will be no effect on 2004 results of the cumulative effect since prior periods included in the Annual Report on Form 10-K/A and Forms 10-Q/A will be amended to account for this correction. A reconciliation of the change has been provided below:

Impact on Previously
Released Net Income and EPS

	13 Weeks Ended		52 Weeks Ended
	January 29, 2005		January 29, 2005
		Per Diluted		Per Diluted
	Amounts	Share (1)	Amounts	Share
As previously disclosed:
Lease accounting change, after tax
2004	$471	$0.01	$471	$0.01
Prior periods	2,106	0.04	2,106	0.04

	$2,577	$0.05	$2,577	$0.05

Adjustment to previously disclosed amounts:
2004	$(334)	$(0.01)	$110	$0.00
Prior periods	(2,106)	(0.04)	(2,106)	(0.04)

Total adjustment	$(2,440)	$(0.04)	$(1,996)	$(0.04)

Revised change to net income and earnings per share	$137	$0.00 (1)	$581	$0.01

Previously disclosed earnings per share (GAAP)		$0.75		$1.26
Adjustment from above		0.04		0.04

Revised earnings per share (GAAP)		$0.79		$1.30

(1) Column does not add due to rounding

The effect on the Company’s previously released Consolidated Statements of Income will be an increase in net income of $2.0 million for the fiscal year ended January 29, 2005, and a reduction of net income of $0.4 million, $0.1 million and $0.2 million for the fiscal years ended January 31, 2004, February 1, 2003 and February 2, 2002, respectively. The impact on previously released earnings per share will be an increase of $0.04 for the fiscal year ended January 29, 2005, and a reduction in earnings per share of $0.01 for each of the fiscal years ended January 31, 2004 and February 2, 2002 with no change in earnings per share for the fiscal year ended February 1, 2003.

The effect on the Company’s Consolidated Balance Sheets will be an increase in property and equipment of $68.8 million, $43.4 million and $34.8 million, as of January 29, 2005, January 31, 2004 and February 1, 2003, respectively, and an increase in long-term deferred liabilities of $69.0 million, $46.9 million and $37.6 million, as of January 29, 2005, January 31, 2004 and February 1, 2003, respectively. In addition, there was an increase in the deferred tax asset and decrease in retained earnings as of January 29, 2005, January 31, 2004 and February 1, 2003.

The restatement of previously issued consolidated financial statements will not have an impact on total net cash flows during any of the periods amended. Certain reclassifications will result including the classification of construction allowances and capitalized rent within operating activities with a corresponding increase in capital expenditures.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 29, 2005, the Company operated 234 stores in 33 states primarily throughout the Eastern half of the U.S.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines, EVP — Chief Financial Officer or
Dennis Magulick, Manager, Investor Relations
724-273-3400
investors@dcsg.com